UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2005

ADESA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-32198	35-1842546
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard Carmel, Indiana 46032
(Address of principal executive offices)
(Zip Code)

(800) 923-3725
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

As described in Item 8.01 “Other Events”, on March 9, 2005, the Board of Directors of ADESA, Inc. (the “Company”) approved resolutions to accelerate the vesting of certain stock options granted under the ADESA, Inc. 2004 Equity and Incentive Plan to acquire approximately three million shares of the Company’s common stock.  All other terms and conditions applicable to outstanding stock option grants remain in effect.  The options that were accelerated have an exercise price of $24 and included those listed below held by the named executive officers of the Company.

Name	Title	Number of Shares Issuable Under Accelerated Options

David G. Gartzke	Chairman, President and Chief Executive Officer	663,950

James P. Hallet	Executive Vice President, ADESA, Inc., President ADESA Corporation, LLC	265,580

Bradley A. Todd	Executive Vice President, ADESA, Inc., President Automotive Finance Corporation	265,580

Cheryl A. Munce	Executive Vice President, ADESA, Inc., President Impact Auto Auctions Ltd.	185,906

Cameron C. Hitchcock	Executive Vice President, ADESA, Inc., Chief Financial Officer	265,580

Other Executive Officers	Various	675,581

All Executive Officers	Various	2,322,177

Other Employees	Various	575,925
		2,898,102

The option agreements underlying the options subject to the acceleration will be amended to reflect the acceleration as of the effective date.

Item 8.01               Other Events

On March 9, 2005, the Board of Directors of the Company accelerated the vesting of certain unvested and “out-of-the-money” stock options previously awarded to employees and officers that have an exercise price of $24.  The awards accelerated were made under the ADESA, Inc. 2004 Equity and Incentive Plan in conjunction with ADESA’s initial public offering (“IPO”) in June 2004.  As a result, options to purchase approximately 2.9 million shares of the Company’s common stock became exercisable immediately.  The options awarded in conjunction with the IPO to the Company’s named executive officers and the majority of the other officers would have vested in equal increments at June 15, 2005, 2006 and 2007.  The options awarded to certain other executive officers and employees had different vesting terms.  One-third of the options awarded to the other executive officers and employees vested on December 31, 2004.  The remaining two-thirds of the options awarded to these executive officers and other employees in conjunction with the IPO would have vested in equal increments at December 31, 2005 and 2006.  All of these options expire in June 2010.  All other terms and conditions applicable to the outstanding stock option grants remain in effect.  The closing price of the Company’s common stock on the New York Stock Exchange on March 9, 2005 was $23.21.  Based on the market value of the Company’s stock on March 9, 2005, none of these options had economic value to the employees and officers at such time as the exercise price of $24 was in excess of the market value on March 9, 2005.

Currently, the Company discloses the pro forma net income and related pro forma earnings per share information in accordance with Statements of Financial Accounting Standards (“SFAS”) 123, Accounting for Stock-Based Compensation, and SFAS 148, Accounting for Stock-Based Compensation Costs—Transition and Disclosure.  As a result of the acceleration, the Company expects to disclose incremental stock-based employee compensation expense of approximately $9.6 million in its first quarter 2005 pro forma disclosure calculated using the Black-Scholes option pricing model.  The Company will not record any stock-based employee compensation expense in the consolidated statements of income associated with the acceleration of these options because the intrinsic value (excess of market price of common stock over the exercise price of option) of the options at the date of acceleration was not in excess of the original intrinsic value of the options.

The Company will adopt SFAS 123(R), Share-Based Payment, in its third fiscal quarter of 2005, beginning July 1, 2005, requiring compensation cost to be recorded as expense for the portion of outstanding unvested awards, based on the grant-date fair value of those awards.  The Company expects to reduce the stock option expense it otherwise would have been required to recognize in its consolidated statements of income by approximately $3.6 million in 2005, $4.8 million in 2006 and $1.2 million in 2007 on a pre-tax basis, as a result of the acceleration.

The Company and its Board of Directors considered several factors in determining to accelerate the vesting of these options.  Primarily, the acceleration will enhance the comparability of the Company’s financial statements in prior and subsequent periods.  The options awarded were special, one-time grants in conjunction with the Company’s IPO.  As such, these grants are not indicative of past grants when ADESA was a subsidiary of ALLETE prior to June 2004 and are not representative of the Company’s expected future grants.  The Company and Board also believe that the acceleration is in the best interest of the stockholders as it will reduce the Company’s reported stock option expense in future periods mitigating the impact of the new accounting standard (SFAS 123R) that will take effect in the third quarter of 2005.

This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks, trends, and uncertainties.  In particular, statements made in this report that are not historical facts (including but not limited to expectations, estimates, assumptions and projections regarding the industry, business, future operating results, and anticipated cash requirements) may be forward-looking statements.  Actual results could differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in ADESA’s filings with the Securities and Exchange Commission (“SEC”).  Many of these risk factors are outside of ADESA’s control, and as such, they involve risks which are not currently known to ADESA that could cause actual results to differ materially from those discussed or implied herein.  The forward-looking statements in this document are made as of the date hereof and ADESA does not undertake to update its forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 9, 2005	ADESA, INC.

	By:	/s/ Cameron C. Hitchcock
Cameron C. Hitchcock
Executive Vice President and Chief Financial Officer